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                                                                     EXHIBIT 4.2

NEWS RELEASE                                           COMPANY CONTACTS:
For Immediate Distribution                             Lola Wood: (877) 463-6847
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                                                       E-Mail: ir@visx.com
                                                       Web: http://www.visx.com


                            VISX, INCORPORATED ADOPTS
                             STOCKHOLDER RIGHTS PLAN


     SANTA CLARA, CALIFORNIA, JULY 28, 2000 - VISX, INCORPORATED (Nasdaq NM
Symbol: VISX) announced today that on July 28, 2000 its Board of Directors adopted a Stockholder Rights Plan in which rights will be distributed as a dividend at the rate of one Right for each share of common stock, par value $0.01 per share, of the Company held by stockholders of record as of the close of business on August 7, 2000.

     In addition, VISX announced that it had been notified that a company controlled by Carl C. Icahn has filed under the Hart-Scott-Rodino Act with respect to his intention to acquire Company stock in an amount exceeding $15 million, but less than 15% of the outstanding shares.

     Under the Stockholder Rights Plan adopted by the Board of Directors, each Right initially will entitle stockholders to buy one share of common stock of the Company for $150.00. The Rights generally will be exercisable only if a person or group acquires beneficial ownership of 10% or more of the Company's common stock or commences a tender or exchange offer upon consummation of which such person or group would beneficially own 10% or more of the Company's common stock. The Rights will expire on July 28, 2010. A copy of the Stockholder Rights Plan will be filed with the Securities and Exchange Commission shortly.

     VISX is the worldwide leader in the development of refractive laser technology. VISX systems are commercially available in the United States and markets worldwide.

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